UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 21, 2007

SENTRA CONSULTING CORP.
(Exact name of Registrant as specified in its charter)

Nevada	333-140572	20-5297544
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Sentra Consulting Corp. 466 Central Avenue, Suite 200 Cedarhurst, New York 11516
(Address of principal executive offices)

(516) 301-3939
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.

On June 22, 2007, Sentra Consulting Corp. (the “Company”) agreed to loan funds to Karat Platinum, LLC (“KP”), a company which manufactures and sells a platinum alloy and platinum jewelry. Pursuant to the terms of the Promissory Note executed by KP to the Company, the outstanding principal and accrued interest at the rate of 1.5% per month shall be due and payable September 22, 2007. The Company has currently loaned KP $150,000 and may advance additional sums to KP. If KP does not pay said amount when due, interest shall accrue on the outstanding principal amount at the rate of 2% per month thereafter. KP has the right to prepay the Notes without penalty or premium.

The loan was made in connection with the execution of the Letter of Intent between KP and the Company described below.

For all the terms and conditions of the Note issued by KP to the Company, reference is hereby made to such note annexed hereto as Exhibit 10.3. All statements made herein concerning the foregoing are qualified by reference to said exhibit.

Section 2 - Financial Information
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On each of June 22nd, 25th and 26th, 2007, Sentra Consulting Corp. (the “Company”) issued promissory notes (the “Notes”) to three persons who are minority shareholders of the Company (the “Noteholders”), in the original principal amounts of $100,000, $50,000 and $450,000, respectively, in consideration for loans made simultaneously therewith by each of the three Noteholders. Principal and interest, which accrues at 1.5% per month, are due and payable by the Company 90 days after the date of each of the Notes. If the Company does not pay said amount when due, interest shall accrue on the outstanding principal amount at the rate of 2% per month thereafter. The Company has the right to prepay the Notes without penalty or premium. Each of the Notes are secured by a guaranty of payment by a principal of KP.

As additional consideration for issuance of the Notes, the Company entered into Warrant Agreements with the Noteholders, whereby the Company issued an aggregate of 60,000 common stock purchase warrants. Each common stock purchase warrant grants the holder thereof the right to purchase one share of common stock of the Company at an exercise price of $0.50 per share for a term of 3 years; said term to commence 6 months from the date of each Note. The Warrant Agreements provide that under certain issuances by the Company of additional equity securities for a consideration per share less than $0.50 (the exercise price of the common stock purchase warrants), the exercise price of the warrants shall be reduced to such price.

For all the terms and conditions of the Notes and Warrant Agreements, reference is hereby made to the form of such notes and agreements annexed hereto as Exhibits 4.1 and 4.2, respectively. All statements made herein concerning the foregoing are qualified by reference to said exhibits.

Section 8 - Other Events
Item 8.01. Other Events.

On June 21, 2007, the Company entered into a non-binding Letter of Intent (the “LOI”) with KP pursuant to which the Company would purchase all the outstanding membership interests of KP in consideration for the issuance of 30,000,000 shares of the Company’s common stock and 500,000 common stock purchase warrants, each of which will provide the holder thereof the right to purchase one share of common stock of the Company for $0.01. The warrants will expire 10 years after the issuance thereof. The closing of the transaction contemplated by the LOI is subject to the satisfaction of certain conditions, including without limitation, the consent from the lenders to KP of the transaction with the Company and/or the release of the collateral of KP satisfactory to the Company, the completion of the due diligence investigation of both parties, the making of loans by the Company to KP in an amount of not less than $1,000,000, the delivery of any required consents from third parties and the delivery of audited financial statements of KP. Pursuant to the terms of the LOI, the Company and KP agreed to use their best efforts to negotiate and agree to a mutually acceptable definitive agreement within 120 days. If there is a closing, each of the Company and KP will have the right to appoint 2 members to the Board of Directors of the Company and said members shall appoint a fifth member.

KP further agreed that it will not directly or indirectly solicit, negotiate, or accept any offer from a third party to acquire any of KP’s assets or securities until October 21, 2007. KP also agreed to permit the Company and its representatives to begin its due diligence investigation and to have access to and inspect KP’s records, properties, personnel, and other such matters.

For all the terms and conditions of the LOI, reference is hereby made to such agreement annexed hereto as Exhibit 10.4. All statements made herein concerning the foregoing agreement are qualified by reference to said exhibit.

Section 9 - Financial Statements and Exhibits
Item 9.01  Financial Statements and Exhibits

(a) Financial Statements of business acquired.    Not applicable
(b) Pro forma financial information.    Not applicable
(c) Exhibits

4.1	Form of Promissory Note

4.2	Form of Warrant Agreement

10.3	Promissory Note, dated June 22, 2007, between Sentra Consulting Corp. and Karat Platinum LLC

10.4	Letter of Intent, dated June 21, 2007, between Sentra Consulting Corp. and Karat Platinum LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2007

SENTRA CONSULTING CORP. (Registrant)

By:	/s/ Philip Septimus
Name:	Philip Septimus
Title:	President and Director (Principal Executive, Financial, and Accounting Officer)